Exhibit 99.(h)(3)

EXECUTION COPY

ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT is made as of January 28, 2009 by and between PNC GLOBAL INVESTMENT SERVICING INC., a Massachusetts corporation (“PNC”), and Third Avenue Trust, a Delaware Business Trust (the “Fund”). All capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

     B. The Fund wishes to retain PNC to provide accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PNC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints PNC to provide accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

     (a) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

     (b) PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement. PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or Trustees or of the Fund's shareholders, unless and until PNC receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC or its affiliates) so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by

PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC's ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

     (a) Advice of the Fund. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing and at its own expense (who may be counsel for the Fund, the Fund's investment adviser or PNC, at the option of PNC).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund and the advice PNC receives from counsel, PNC may rely upon and follow the advice of its counsel.

     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits.

     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PNC shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund's expense.

     (b) PNC shall keep the following records:

(i)	all books and records with respect to each Portfolio's books of account;

(ii)	records of each Portfolio's securities transactions; and

(iii)	all other books and records as PNC is required to maintain pursuant to Rule 31a-1 of the 1940 Act or other applicable federal or state law, rule or regulation in connection with the services provided hereunder.

5. Confidentiality. Each party shall keep confidential any information relating to the other party's business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained, provided, however, that such information was not subject to a duty of confidentiality when it was received by such party; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law, provided that the receiving party promptly notifies the disclosing party of any such request, to the extent such notice is permitted, so that disclosing party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; provided, however, that, prior to the use of such information, the receiving party shall obtain the written consent of the disclosing party, which consent shall not be unreasonably withheld; (g) is Fund information provided by PNC in connection with an independent third party compliance or other review; provided, however, that the third party to whom the information is disclosed be subject to a duty of confidentiality substantially similar to that contained in this Agreement; (h) is reasonably necessary for PNC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Accountants. PNC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund.

8. Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and inform the Fund promptly of any such service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC's own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

9. Compensation.

     (a) As compensation for services rendered by PNC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PNC a fee or fees as may be agreed to in writing by the Fund and PNC.

     (b) The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board or Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

     (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PNC the fees set forth in the applicable fee letter.

10. Standard of Care/Limitation of Liability.

     (a) Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

     (b) Neither party shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Notwithstanding the foregoing, if a party is unable to perform hereunder due to one of the events listed in this section, such party will use reasonable commercial efforts to notify the other party of its inability to perform and will use reasonable commercial efforts to recommence performance as soon as practicable.

     (c) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of counsel. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (d) Neither party nor its affiliates shall be liable to the other party for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

     (e) No party may assert a cause of action against PNC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

     (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (g) This Section 10 shall survive termination of this Agreement.

11. Indemnification. Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund.

Absent the Fund’s intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement, PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising in connection with the provision of services hereunder.

In any instance in which one party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation in which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party reasonably advised with respect to developments concerning the situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not admit wrongdoing or make any compromise in any case in which Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior consent. This Section 11 shall survive termination of this Agreement.

12. Description of Accounting Services on a Continuous Basis. PNC will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund's custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's Investments;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

13. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PNC on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PNC, will be borne by the Fund.

15. Notices. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PNC may inform the Fund in writing); (b) if to the Fund, at 622 Third Avenue, 32nd Floor, New York, NY 10017, Attention: General Counsel (or such other address as the Fund may inform PNC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger or overnight courier, it shall be deemed to have been given on the day it is delivered.

16. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17. Assignment. PNC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days' prior written notice of such assignment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Miscellaneous.

     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be materially increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

     (b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PNC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (d) The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

     (e) This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

     (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (g) PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING INC.

By:	/s/ Jay Nusblatt
Name:	Jay Nusblatt
Title:	Senior Vice President

THIRD AVENUE MANAGEMENT LLC

By:	/s/ Vincent J. Dugan
Name:	Vincent J. Dugan
Title:	Chief Financial Officer

AMENDED AND RESTATED EXHIBIT A

     THIS AMENDED AND RESTATED EXHIBIT A, dated as of July 31, 2009 is Exhibit A to that certain Accounting Services Agreement dated as of January 28, 2009 between PNC Global Investment Servicing (U.S.) Inc. and Third Avenue Trust.

Portfolios

Fund Name	CUSIP	Ticker
Third Avenue Value Fund	884116104	TAVFX
Third Avenue Small-Cap Value Fund	884116203	TASCX
Third Avenue Real Estate Value Fund	884116401	TAREX
Third Avenue International Value Fund	884116500	TAVIX
Third Avenue Focused Credit Fund Institutional Class	884116708	TFCIX
(commencing as of its Start Date)
Third Avenue Focused Credit Fund Investor Class	884116609	TFCVX
(commencing as of its Start Date)

PNC GLOBAL INVESTMENT		THIRD AVENUE TRUST
SERVICING (U.S.) INC.

By:	Jay Nusblatt	By:	Vincent J. Dugan

Title:	Senior Vice President	Title:	Chief Financial Officer

APPENDIX A

Definitions.

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors or Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(e)	“Oral Instructions” mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and received by PNC or (ii) trade instructions transmitted (and received by PNC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.